EXHIBIT 10.1(a)


                         CONDITIONAL LICENSE AGREEMENT

     This  Conditional  License  Agreement,  together  with  its  Exhibits  (the
"Agreement"), is entered into as of this 10th day of November, 2003 (the "Effective Date"), between Traptec Corporation (the "Licensor"), a California corporation, and On Alert Systems, Inc. (the "Licensee"), a Tulsa, OK based corporation, a business unit of Proxity, A Publicity Traded Company, OTC: PDNW.

                                    RECITALS

A. The Licensor owns or has the exclusive rights to certain letters patent and/or applications for letters patent that are pending worldwide, including patents and applications enumerated and/or described in Exhibit "A" (collectively, the "Patents"), related to the design, development, and manufacture of ultrasonic sensor devices and any related software and hardware (the "Products") utilized for the purposes of detecting the discharge of a firearm.

B. The Licensor owns or has the exclusive right to license for use certain presently existing, specialized, novel and unique technical information, specifications, quality control techniques, formulas, processes, algorithms, test methods, practices, knowledge, know-how, negative know-how, skills, forecasts, strategies, undisclosed patent rights, experience and other proprietary information (the "Know-How") related to the design, development, and manufacture of the Product.

C. The Licensor is engaged in the further development of the Products made by or under the above patents and have accumulated Know-How and formulations relating to them, and Licensee desires that Licensor continue with the development of said Products.

D. Licensee is a technology marketing and sales company.


E. The Licensee desires to secure from the Licensor an a conditional license (1) to use the Patents and the Know-How for, among other things, marketing and selling of the Products for the purposes of detecting firearm discharge, using the Traptec Advanced Helmet Design (AHD), and (2) to avail itself of certain technical information concerning the Products currently possessed by the Licensor.


                                    ARTICLE 1
                           CONDITIONAL LICENSE GRANT

1.1 Upon the condition that the Licensee, within six (6) months develops the required funds through grants or investments satisfactory to the Licensor, to advance the research and development on the Patent. In the event such funding is unavailable, the Licensor shall have the option to terminate this Agreement at that time.

1.2 On the condition as set out in paragraph 1.1 above, The Licensor hereby grants to the Licensee for the term the worldwide, indivisible, nontransferable and exclusive license (the "License") to use the Patents, and the Know-How exclusively in connection with the marketing of the Products (AHD) specifically funded under 1.1 above, within the Field of Use (as defined and set forth on Exhibit "B").



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1.3 The Licensee shall not sub- license any of its rights or  obligations  under the License without first obtaining Licensor's approval. Each sub- licensee and the form and substance of each sub-license agreement shall be subject to the prior written approval of the Licensor, and the Licensor may approve or decline to approve any proposed sub- license, in its sole discretion.

1.4 During the term of this Agreement, Licensor hereby grants Licensee a worldwide, nonexclusive, fully paid- up, royalty- free license to use the trademarks of Licensor as listed on Exhibit "A" (collectively, "Trademarks") on or in connection with Products which Licensee or its sub-licensees market or sell as permitted by this Agreement; provided, however, that Licensee shall at least maintain Licensor's quality standards in connection with Products and shall not intentionally do or cause anything to be done to adversely affect Licensor's rights in and to the Trademarks.


                                    ARTICLE 2
                             LICENSOR'S OBLIGATIONS

2.1 Protection of Rights. The Licensor shall take such actions as, in its sole judgment are, under the circumstances as it may from time to time appear, reasonably required or appropriate to protect the Patents, and the Know-How from use by unauthorized parties. Such actions may include the prompt filing, prosecution and, if issued, maintenance of any and all applications for letters patent reasonably necessary or desirable to protect adequately the right to manufacture, sell, distribute or otherwise commercialize the Products.

2.2 Disclosure of Know-How. As soon as is reasonably practicable, the Licensor shall, without charge to the Licensee, disclose to the Licensee the licensed Know-How and all related information reasonably necessary or desirable, in the reasonable judgment of the Licensor, to utilize, commercialize and otherwise exploit the licenses granted in this Agreement. In connection therewith, the Licensor shall furnish the Licensee with drawings, designs, specifications, layouts and such other written information as the Licensor has available relating to the design, and manufacture of the Products.

2.3 Technical Assistance. The Licensor shall provide such technical assistance as the Licensor determines, in its sole discretion, may be reasonably necessary or desirable to assist the Licensee in the design, and manufacture of the Products. Such assistance shall include initial training of the Licensee's employees at the Licensor's facilities to assist in the Licensee's operations hereunder, and periodic telephonic or in-person consultation with respect to engineering and/or technical issues which may arise out of the Licensee's exploitation of the license.

2.4 Documentation and Marketing Assistance. The Licensor shall furnish to the Licensee without charge such quantities of drawings, technical information, and other information and literature as Licensor may in its sole discretion determine is appropriate to assist the Licensee in the effective development, manufacture, and marketing of the Products.


                                    ARTICLE 3
                   CONSIDERATION AND RELATED LICENSEE DUTIES

3.1 License Fee. For the exclusive rights granted to Licensee in Section 1.2, the Parties agree to divide equally (50%-50%) the net profits generated from sales of the products produced under the funded section of 1.2. The Licensor shall produce such product at the best possible price to be sold through the Licensee. The Parties agree that if their efforts have not generated over $200,000.00 dollars in net sales profits, to be divided equally, by the end of the second calendar year after the date hereof, the total License Fee for that year shall be at least $100,000 to Licensor. In addition, Licensor confirms that the Licensee shall have full access on a non-exclusive basis, to the marketing of both military and non-military products during the two (2) year license period.



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3.1 (a) In consideration  of the exclusivity of this agreement,  to the Field of
Use as set out in Exhibit B, as well as the non-exclusive right to access the other military and non-military products of the Licensor, the Parties herein agree to exchange stock and warrants as follows:

     Proxity (PDNW) shall give Traptec Corporation one million shares (1,000,000) of its trading stock, and Traptec, in turn, shall give Proxity one hundred thousand (100,000) shares of its privately held stock. Further, Proxity shall give Traptec Corporation warrants to purchase up to ten per cent (10%) of the equity in Proxity, at ten cents (.10) per share, and, in turn, Traptec shall give Proxity warrants to purchase up to ten percent (10%) of Traptec's equity at a per share price of fifty cents (.50).

3.2 Technical Assistance Charges. For technical assistance that may from time to time be requested by the Licensee, the Licensee shall pay the Licensor at the rate then charged by the Licensor for similar consulting services for each man-day of support furnished by the Licensor; the Licensor shall disclose such rates to the Licensee in advance of the performance of such technical assistance. The Licensee shall also reimburse the Licensor for all out-of-pocket costs associated with the rendering of such additional technical assistance, such costs to include reasonable and necessary travel, meals and lodging expenses of the Licensor's personnel requested to provide technical assistance on-site.

3.3 Payment of Fees and Costs. The License Fee shall be due and payable within forty-five (45) days after the close of each calendar quarter. All other fees and charges payable by the Licensee shall be paid within thirty (30) days after the Licensee's receipt of the Licensor's bill therefore.

3.4 Records and Inspection.
     (a) The Licensor and Licensee shall keep accurate books of account and records concerning its business operations in such detail as to permit ready review and audit confirmation of Net Revenue and compliance with License Fee and other payment duties. As soon as practicable but in any event within forty five
(45) days after the end of each calendar quarter during the term of this Agreement, the Licensor and Licensee shall submit to each other statement of income and balance sheet for the preceding calendar quarter prepared in accordance with GAAP, and setting forth the Net profit to be equally divided for the preceding calendar quarter and the basis for its determination. Within ninety (90) days after the end of each calendar year during the term of this Agreement, the Parties shall submit to each other an audited statement of income and balance sheet for the preceding calendar year, prepared in accordance with GAAP by independent public accountants of national or regional standing reasonably acceptable to the Licensor, and setting forth the total License Fee payable by the shared equally during the preceding calendar year and the basis for its determination. The Licensor/Licensee shall also make a written report, certified by its chief financial officer, to the Licensor within sixty (60) days after the date of termination of this Agreement, stating in such report any Gross Revenue of the Licensee which were not previously reported. At any time and from time to time during the term of the License or within sixty (60) days after the termination of this Agreement, upon the request of the Licensor, the Licensee shall verify any statement by affidavit and shall permit the Licensor and its duly authorized representatives, with or without prior notice, to examine and inspect the Licensee's books of account and records during the Licensee's normal business hours.
     (b) If after receipt of either the quarterly or annual financial statements described in Section 3.5(a), the Licensor wishes to dispute the amount of Gross Revenue, the Licensor shall notify Licensee in writing with a reasonable



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description  of the  basis  for such  disagreement  within  twenty  (20) days of receipt of such financial statements (a "Dispute Notice"). For a period of twenty (20) days following receipt of a Dispute Notice, Licensor and Licensee shall in good faith attempt to agree upon the amount of Gross Revenue. If Licensor and Licensee are not able to resolve such dispute within such twenty
(20) day period, then Licensor shall instruct its external accounting firm and Licensee shall instruct its external accounting firm to jointly select an accounting firm of regional or national standing (the "Independent Auditor"), to resolve the dispute by arbitration (in accordance with arbitration rules and procedures selected by the Independent Auditor) and determine the Gross Revenue for the applicable period. The decision of the Independent Auditor shall be a final and binding determination. If the Independent Auditor determines that there is a deficiency of greater than three percent (3%) in the amount of Gross Revenue in dispute, then Licensee shall be obligated to pay the fees, costs and expenses of the Independent Auditor.
     (c) Underpayment or Late Payment. In the event of any underpayment of the License Fee payable under this Agreement, the Licensee shall immediately remit to the Licensor the full amount of such underpayment together with interest on the amount of such underpayment accrued from the date on which such payment was due hereunder at a rate per annum equal to 4% in excess of LIBOR (the "Interest Rate") and all applicable fees, costs, expenses and penalties due pursuant to
Section 3.5(b). In the event of any failure by the Licensee to make timely payments when and as due as provided in Section (d) 3.4, any such late payments shall bear interest at the Interest Rate accrued from the date on which such payments were due hereunder. For the purpose of this Section 3.6, "LIBOR" shall equal the arithmetic mean of the respective rates of interest communicated by Bank of America, NT&SA and Citibank, NA (collectively, the "Reference Banks") as the rates at which the Reference Banks would, on the due date of the Licensee's payment, offer major banks in the London interbank market a deposit in U.S. dollars for a period of six months in an amount substantially equal to the amount of the Licensee's underpayment hereunder.

3.5 Payment Mechanism. All payments to the Licensor/Licensee hereunder shall be made in United States dollars, by bank transfer to such bank account as the Licensor/Licensee may from time to time designate in writing, and shall be accompanied by a remittance advice identifying the specific payments made.


                                    ARTICLE 4
                           OTHER LICENSEE OBLIGATIONS


4.1 Intellectual Property Protection. The Licensee shall execute such documents and instruments as may be reasonably required to assist the Licensor and its counsel in securing patent and other intellectual property protection for the Products. Although the Licensee may seek registration as a registered user of the Patents if such registration is available, the Licensee shall have no ownership interest in the Patents associated with the Products. 4.2 Reasonable Best Efforts. The Licensee shall at its cost and expense use its reasonable best efforts and all due diligence to energetically and aggressively develop the market for the Products, to promote the sale, distribution and use of the Products and to enhance the reputation and goodwill associated with the Products. In connection with its obligations under this Section

4.3 The Licensee shall maintain facilities of a nature and style suitable to the marketing and sale of the Products; shall provide aggressive, dedicated, continuous representation by means of sales and technical personnel contact with existing and prospective customers for the Products; shall hire and maintain a technical and sales staff sufficient in number, qualifications and training to aggressively promote and market the Products and to effectively service the Products and the needs of customers. Licensee further agrees that it will not develop, market, sell, license or sublicense any product or service that competes, directly or indirectly, with the Products.



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4.4  Inventory  of  Parts.  The  Licensee  shall  at all  times  use  reasonable commercial efforts to maintain sufficient stock of equipment, components, parts and supplies as may be necessary to fulfill adequately the needs of actual and prospective purchasers or other acquirers of components of the Products.

4.5 Nondisclosure of Confidential Information. The Know-How, all other proprietary secrets and all other information that would reasonably be considered confidential which the Licensee obtains from time to time from the Licensor pursuant to this Agreement (the "Confidential Information") shall be and remain the sole and exclusive property and secrets of the Licensor and shall be used by the Licensee only in connection with and for the term of this Agreement. Licensee agrees (i) to hold the disclosing party's Confidential Information in confidence as a fiduciary and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the receiving party employs with respect to its confidential materials), (ii) not to divulge (except pursuant to a sublicense expressly authorized in this Agreement) any such Confidential Information or any information derived therefrom to any third party, (iii) not to make any use whatsoever at any time of such Confidential Information, including, without limitation, to compete with the other party during the term of this Agreement, except as expressly authorized in this Agreement, and (iv) not to remove or export from the United States or re-export any such Confidential Information or any direct product thereof (e.g., Products by whomever made) except with and in compliance with all licenses and approvals required under applicable U.S. and foreign export laws and regulations, including without limitation, those of the U.S. Department of Commerce. Any employee given access to any such Confidential Information must have a legitimate "need to know" and shall be similarly bound in writing. The Licensee must promptly notify Licensor of any information it believes comes within any circumstance listed in the immediately preceding sentence and will bear the burden of proving the existence of any such circumstance by clear and convincing evidence. Licensee's obligations under this section shall survive termination of this Agreement. Licensee acknowledges and agrees that due to the unique nature of Licensor's Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow Licensee or third parties to unfairly compete with Licensor resulting in irreparable harm to Licensor, and therefore, that upon any such breach or any threat thereof, Licensor shall be entitled to appropriate equitable relief (without the posting of any bond) in addition to whatever remedies it might have at law and to be indemnified by the receiving party from any loss or harm, including, without limitation, reasonable attorney's fees and costs, in connection with any breach or enforcement of the receiving party's obligations hereunder or the unauthorized use or release of any such Confidential Information. Licensee will notify the disclosing party in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this section will constitute a material breach of this Agreement.

4.6 Inspection. Upon reasonable advance notice to it, the Licensee shall permit the Licensor and such of its agents, employees or representatives as the Licensor may designate to enter and examine the Licensee's facilities and places of business and to inspect its facilities, inventories, records and other relevant documents related to the Products and its components at any reasonable time.

4.7 Reverse Engineering and Restrictions. Licensee shall not disassemble, decompile or otherwise reverse engineer the Products, copy or modify the Products or allow others to do any of the foregoing.



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                                    ARTICLE 5
                             INTELLECTUAL PROPERTY

5.1 Marking of Products and Related Materials; Trademarks. The Licensor shall mark all components of the Products and related promotional material with such patent and other intellectual property legends as the Licensor may from time to time prescribe in writing and which are permitted under applicable law. Use of such marks and any related goodwill will inure to Licensor's benefit. Except as expressly provided herein, (i) Licensee will not use or register the marks "SHOTSFIRED" or "SHOTSFIRED INSIDE"" or the names "SHOTSFIRED" or "SHOTSFIRED INSIDE" or any similar mark or name anywhere in the world and (ii) Licensee has no right or license with respect to any mark, name or designation of or used by Licensor.

5.2 Developments and Improvements.
     (a) Developments by the Licensor. If at any time during the term of this Agreement, any invention, new development, enhancement or improvement, whether patentable or unpatentable, relating to the Products and based upon the Patents, the Know-How (any such advances, a "Development") shall be made by the Licensor and (i) the Licensor shall reasonably determine, as a result of the successful testing of such Development, that such Development is technically feasible, commercially viable and appropriate for introduction and marketing as part of the Products and (ii) the Licensee shall reasonably determine, as a result of the successful testing of such Development, that such Development is technically feasible, commercially viable and appropriate for introduction and marketing as part of the Products, the Licensor shall, at no additional charge to the Licensee, disclose such Development to the Licensee as soon as it becomes practicable, and such Development shall be licensed under this Agreement and subject to all its terms and conditions; provided, however, that the Licensee shall be responsible for and shall reimburse the Licensor for any costs and expenses incurred in the adaptation of such Development solely for the Products. In connection with such disclosure, the Licensor shall furnish to the Licensee such relevant information and documentation pertaining to such Development as is necessary, in the discretion of the Licensor, to enable the Licensee to utilize such Development as contemplated hereby. Notwithstanding the foregoing, the Licensor shall have no obligation under this Section 5.3(a) if the Licensee is in breach of any material obligation hereunder, or if any notice of termination of this Agreement has been properly given pursuant to the terms of this Agreement.
     (b) Developments by the Licensee. If at any time during the term of this Agreement any Development (which for the purposes of this Section 5.3(b) shall include any invention, modification, new development, enhancement or improvement relating to the Products) shall be made by the Licensee (a "Licensee Development"), and as often as the same shall occur, the Licensee shall promptly notify the Licensor in accordance with Section 9.1 and shall furnish to the Licensor all relevant information pertaining to it. All such Licensee Developments shall be the sole property of the Licensor, and such Licensee Development shall be licensed to the Licensee under the license granted under this Agreement and subject to all its terms and conditions. The Licensee does hereby irrevocably assign, royalty free, to the Licensor all of the Licensee's right, title and interest in and to all such Licensee Developments, and shall, without charge, sign such further instruments of assurance as the Licensor may reasonably require to complete full assignment. The Licensee authorizes the Licensor to apply for such domestic or foreign patents with respect to such Licensee Developments as the Licensor deems appropriate and to do so in the name of the Licensee if the Licensor so elects. Both during the term of the license and thereafter, the Licensee shall (without further compensation therefore) (i) promptly sign such additional instruments and do such other acts as the Licensor considers necessary to effectuate this Section 5.3(b) and (ii) cooperate with the Licensor in the prosecution or defense of any claims, litigation or other proceedings relating to the Licensee Developments.



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5.3  Infringement  by Third  Parties.  The Licensee  shall  promptly  notify the
Licensor of any infringement or passing off by any third party of any Patent, or Know-How used in the Products, but the Licensee is not authorized and shall not take any action, legal or otherwise, with respect to such matter without the prior written consent of the Licensor, which consent shall not be unreasonably withheld. The Licensor, at its sole cost and expense, shall take such action, legal or otherwise, as may be reasonably necessary or appropriate to protect the rights being so infringed. The Licensee shall, in any legal action commenced by the Licensor, cooperate with the Licensor in any way reasonably necessary or desirable in order to permit the Licensor to protect the affected rights.

5.4 Ownership of Intellectual Property. The Licensor hereby represents and warrants that, to its knowledge, the Licensor is the sole owner of the exclusive license, the Patents and the Know-How.

5.5 Third Party Patents. The Licensor represents and warrants that it is not aware of any patent rights of third parties, which will be infringed by manufacture, and sale of the Products pursuant to and in accordance with this Agreement.

                                    ARTICLE 6
                            APPROVALS AND COMPLIANCE

6.1 Permits. The Licensee shall obtain all licenses, permits and approvals necessary or desirable in connection with the marketing and sales of the Products. The Licensee shall conduct its operations under this Agreement in compliance with any and all applicable governmental laws, rules and other regulations.

6.2 Governmental Regulations. All obligations of the parties are subject to the application of and compliance with applicable rules and regulations as shall from time to time be adopted or imposed by the governments or by any of their agency or department.

6.3 Export Controls and Regulations. Licensee shall comply with the United States Foreign Corrupt Practices Act and all export laws and restrictions and regulations of the Department of Commerce, Department of Defense or of other United States' or foreign agencies or authorities, and shall not export, or allow the export or re-export of any Product in violation of any such restrictions, laws or regulations. Licensee shall obtain and bear any expenses relating to any necessary licenses and/or exemptions with respect to the export from the United States of all material or items deliverable by Licensor and, to the extent necessary, shall demonstrate to Licensor compliance with all such applicable laws upon the reasonable request of Licensor.


                                    ARTICLE 7
                              TERM AND TERMINATION

7.1 Term. Subject to the remaining provisions of this Section 7, the term of this Agreement (the "Term") shall be for the two years commencing on the Effective Date of this Agreement. After expiration of said period, terms shall be automatically renewed for one year interval unless any party notify the other party in writing of the termination of this Agreement at least thirty (30) days prior to the end of such term.

7.2 Termination.

     (a) This Agreement may be terminated by either party only if (i) the other party has failed to pay any fees or other amounts due hereunder within 30 days after receipt of written notice containing a demand for payment therefore and such other party remains in default with respect thereto for a period of 30 days



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after receipt of written notice that such amounts have not been paid within such prior 30 day period; or (ii) the other party shall remain in material default in the observance or performance of any other material obligation to be observed or performed by such party hereunder for a period of 30 days after written notice specifying the nature of such default.

     (b) At any time during the term of this Agreement, Licensor may terminate this Agreement immediately upon written notice to Licensee in the event that
Licensee: (i) without the prior written consent of Licensor, uses, manufactures, markets or sells any Products outside the licensed Field of Use; (ii) assigns this Agreement or its rights hereunder in violation of this Agreement and without Licensor's express written consent; (iii) if there occurs a "Change in Control" of Licensee (as defined in Section 9.7); (iv) at any time after the Licensee is no longer actively marketing the Products in accordance with the terms of this Agreement; (v) if the Licensee/Licensor's equal share paid to Licensor during any year, after the first year is less than $[100,000]., either party may elect to terminate this Agreement. (vi) if Licensee or any "affiliate" of Licensee (as such term is defined by Rule 144 of the Securities Act of 1933, as amended), including, but not limited to Proxity Digital Network or Licensee, On Alert Systems, Inc. (individually, each, a "Licensee Party") suspends business, becomes insolvent, is delisted, makes an assignment for the benefit of creditors, becomes unable to pay debts as they become due, files a voluntary petition under any chapter of the Bankruptcy Code or any comparable foreign or domestic law, if an order is made or a resolution is passed for the liquidation, winding up or dissolution of any Licensee Party, or if any involuntary bankruptcy petition is filed against any Licensee Party and such petition shall not be dismissed within thirty (30) days thereafter, or a receiver is appointed for any property held by a Licensee Party; or (vii) if an "event of force majeure" occurs (as defined in Section 9.3) which, in the reasonable judgment of Licensor, materially interrupts or disrupts the business or operations of any Licensee Party.

7.3 Consequences of Termination.
     (a) Cessation of Rights. Upon expiration or termination of this Agreement for any reason, (a) the Licensee shall cease the use of the rights licensed hereunder, (b) the Licensee shall pay to the Licensor all amounts otherwise due under Article 3 for products sold or operations conducted prior to the date of termination, (c) the Licensee shall cease to distribute or sell the Products and shall cease all use of the Patents and the Know-How, (d) the Licensee shall promptly return to the Licensor all copies of all written or machine-readable versions of the Know-How, and other confidential material provided to the Licensee hereunder, including without limitation all manuals, drawings and specifications, (e) all of the Licensor's obligations and all of the Licensee's rights with respect to this Agreement, other than any rights that the Licensee may have arising from any breach of any provision by the Licensor, shall cease and terminate and (f) the Licensee shall continue to observe its obligations under Section 4.4, provided that the Licensee may continue to use any Know-How if and to the extent that such Know-How has become generally known to the public, other than by breach of an obligation by the Licensee.


                                    ARTICLE 8
                            INDEMNITY AND INSURANCE

8.1 Licensee's Indemnification of Licensor. Subject to the limitations set forth in Section 9.9, the Licensee shall indemnify, defend and hold harmless the Licensor from and against any and all claims, suits, expenses, judgments, losses and damages (collectively "Damages"), including, without limitation, reasonable attorneys' fees, in connection with the manufacturing, marketing, distribution or sale of the Products and all components thereof (including any breach of any representation, warranty, covenant or agreement contained herein), other than Damages resulting from or in connection with any Intellectual Property Claim; provided, however, that the Licensee shall indemnify and hold harmless the Licensor for all Damages resulting from: (a) any modifications made by the Licensee to the Patents, the Know-How or the other proprietary assets licensed or any materials provided hereunder which modifications were made by or for the Licensee or (b) modifications to the Patents or the Know-How which are made by the Licensor at the direction of the Licensee and which are in compliance with designs or specifications provided by the Licensee to the Licensor. An
"Intellectual Property Claim" shall be any claim of infringement or misappropriation asserted by any third party against the Licensee or the Licensor in respect of the Patents or the Know-How or the utilization thereof by the Licensee in accordance with the terms of this License (such Patents and Know-How shall hereinafter be referred to, as applicable, as "Allegedly Infringing Intellectual Property"). Under no circumstances shall the Licensee's obligation to indemnify the Licensor apply to the extent that such Damages have been caused primarily by the Licensor's willful misconduct or gross negligence. In the event of the commencement of any suit, action or other proceeding against the Licensor for which the Licensee is responsible for indemnifying the Licensor, the Licensor shall promptly provide written notification to the Licensee of such claim and send the Licensee copies of all papers served in such suit, action or other proceeding; provided, that failure to provide such notification or a delay in providing such notification with respect to any claim shall not affect the Licensee's indemnification obligation except to the extent such failure or delay actually prejudices the ability to defend and/or settle such claim. The Licensee, at its sole cost and expense and through counsel of its choice which, however, shall be reasonably acceptable to the Licensor, shall, and the Licensor shall permit the Licensee to, defend against and/or settle all such claims, or take such other actions, in each case as may be reasonably necessary or appropriate. If the Licensee, after reviewing any such claim elects not to defend against such claim, the Licensee shall promptly so notify the Licensor, following which the Licensor may, at the Licensee's sole cost and expense, provide a defense to such claim. In either case, whether the Licensor or the Licensee defends against such claim, the other party shall cooperate with the defending party in any way necessary or desirable in order to assist the defending party to defend such suit, action or other proceeding or to arrive at a settlement with the plaintiff in such suit.

8.2 Licensor's Indemnification of Licensee. Subject to the limitations set forth in Section 9.9, the Licensor shall indemnify, defend and hold harmless the Licensee from and against any and all Damages arising from or in connection with any Intellectual Property Claim; provided, however, that such indemnification shall not extend to any such Damages relating to: (a) any modifications made by the Licensee to the Patents, the Know-How or the other proprietary assets licensed or any materials provided hereunder which modifications were not authorized in writing in advance by the Licensor or (b) modifications to the Patents or the Know-How which are made by the Licensor at the direction of the Licensee and which are in compliance with designs or specifications provided by the Licensee to the Licensor. The Licensor's obligations to indemnify the Licensee shall not apply to the extent that such Damages have been caused primarily by the Licensee's willful misconduct or gross negligence. In the event of the commencement of any suit, action or other proceeding against the Licensee for which the Licensor is responsible for indemnifying the Licensee, the

Licensee shall promptly provide written notification to the Licensor of such claim and send the Licensor copies of all papers served in such suit, action or other proceeding; provided, that failure to provide such notification or a delay in providing such notification with respect to any claim shall not affect the Licensor's indemnification obligation hereunder except to the extent such failure or delay actually prejudices the ability to defend and/or settle such claim. The Licensor, at its sole cost and expense, shall, and the Licensee shall permit the Licensor to, defend against and/or settle all such claims, or take such other actions, in each case as may be reasonably necessary or appropriate. If the Licensor, after reviewing any such claim elects not to defend against such claim, the Licensor shall promptly so notify the Licensee, following which the Licensee may, at the Licensor's sole cost and expense, provide a defense to such claim. In either case, whether the Licensor or the Licensee defends against such claim, the other party shall cooperate with the defending party in any way necessary or desirable in order to enable the defending party to defend such suit, action or other proceeding or to arrive at a settlement with the plaintiff in such suit.

8.3 Licensor Actions. If any third party threatens, alleges or formally files any claim asserting that the Licensee's use or exploitation of the Products or any component thereof (including Allegedly Infringing Intellectual Property) infringes the intellectual property rights of such third party, then the Licensor shall have the option, in its sole discretion, to (a) modify the license conferred under this Agreement by excluding the Allegedly Infringing Intellectual Property there from, if doing so would not impair the Licensee's manufacturing of the Products, (b) replace the Allegedly Infringing Intellectual Property with a noninfringing component, provided the functionality of the replacement is equivalent to the functionality of the replaced component, (c) modify the Allegedly Infringing Intellectual Property so as to render it noninfringing, provided such modification does not impair the functionality of such Allegedly Infringing Intellectual Property or (d) terminate the license conferred altogether, provided that (i) the Licensor is unable, after using its commercially reasonable efforts, to take any of the actions in clauses (a), (b) or (c) above and (ii) the Licensor, based on the advice of its outside legal counsel, believes in good faith that it is more likely than not that the third party will prevail with respect to such claim.

8.4 Insurance. During the term of this Agreement, the Licensee shall obtain and maintain employer's liability, workers' compensation, comprehensive general liability, hazard, property and product and completed operations insurance, with limits of liability and issued by insurers approved in writing by the Licensor, and shall furnish the Licensor with a certificate of insurance, naming the Licensor as an additional insured, providing for such insurance and requiring no less than 30 days' prior written notice to the Licensor of any cancellation of such insurance.


                                    ARTICLE 9
                                 MISCELLANEOUS

9.1 Notices. All notices, requests, demands, and other communications under this Agreement must be in writing and will be considered to have been duly given on the date of service if served personally on the party to whom notice is to be given, with a signed receipt, or on the fifth day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Licensee at:    On Alert Systems, Inc.
                   5147 S. Harvard
                   Suite 138
                   Tulsa, OK 74136

To Licensor at:    George H. Lerg
                   President & CEO
                   Traptec Corporation
                   1310 Industrial Avenue
                   Escondido, CA 92029
                   With a copy to: Procopio, Cory, Hargreaves & Savitch LLP
                   530 B Street, Suite 2100
                   San Diego, CA 92101
                   Attention: Stephen C. Beuerle, Esq.

Any party may change its address for purposes of this section by giving the other party written notice of the new address in the manner set forth above.

9.2 Relationship of Parties. The Licensor and the Licensee are, and intend to remain, independent parties. Nothing contained in this Agreement shall be deemed or construed to create the relationship of principal and agent or of partnership or joint venture, and except as otherwise specifically agreed upon in writing by the parties, neither party shall hold itself out as an agent, legal representative, partner, joint venturer, servant or employee of the other. Neither party nor any officer or employee thereof shall, in any event, have any right collectively or individually, to bind the other party, to make any representations or warranties, to accept service of process, to receive notice or to perform any act or thing on behalf of the other party, except as authorized in writing by such other party in its sole discretion.

9.3 Force Majeure. Neither party shall be liable for any delay or failure in its performance of any of the acts required by this Agreement when such delay or failure arises from circumstances beyond the control and without the fault or negligence of such party. Such causes may include without limitation acts of God, acts of local, state or national governments or public agencies, acts of public enemies, acts of civil or military authority, labor disputes, material or component shortages, embargoes, rationing, quarantines, blockades, sabotage, utility, communication or system failures or delays, earthquakes, fire, flood, epidemics, riots or strikes (each, an "event of force majeure"). The time for performance of any act delayed by any such event may be postponed for a period equal to the period of such delay. 9.4 Time. Subject to any required notice and the lapse of any applicable cure periods, time is of the essence of this Agreement with respect to each and every provision of this Agreement in which time is specifically expressed to be a factor.

9.5 Remedies. The Licensee acknowledges and agrees that it would be difficult to measure damage to the Licensor or any of its subsidiaries for any breach by the Licensee of the covenants set forth in this Agreement and that injury to the Licensor from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, the Licensor shall be entitled, in addition to all other remedies available hereunder or under law or equity, to injunctive or such other equitable relief (including specific performance) as a court may deem appropriate to restrain or remedy any breach of such covenants, in any event without the need to post a bond or other security and without any showing of any actual damage sustained by the Licensor.

9.6 Modification, Amendment, Waiver. No modification or amendment of any provision of this Agreement shall be effective unless approved in writing by the parties to the Agreement. No party shall be deemed to have waived compliance by any other party with any provision of this Agreement unless such waiver is in writing, and the failure of any party at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the rights of any party thereafter to enforce such provisions in accordance with their terms. No waiver of any provision of this Agreement shall be deemed to be a waiver of any other provision of this Agreement. No waiver of any breach of any provision of this Agreement shall be deemed the waiver of any subsequent breach thereof or of any other provision of this Agreement. The continued dealing of either party with the other party following a breach of any provision hereof shall not be deemed to be a waiver of such or any other breach.

9.7 Assignment; Successors. This Agreement is personal, being entered into in reliance upon and in consideration of the skill, qualifications and representations of, and trust and confidence reposed in, the Licensee and its current principal directors and shareholders. Accordingly, neither this Agreement nor any of the rights or privileges granted to the Licensee under it shall be sold, assigned, transferred, shared, or encumbered, by operation of law or otherwise, without the prior written consent of the Licensor. For the purposes of this Section 9.7, an assignment or transfer requiring the prior written consent of the Licensor shall be deemed to occur upon the occurrence of a "Change in Control" which shall be deemed to have occurred if: (a) the shareholders of the Licensee on the Effective Date no longer own, legally and beneficially, either directly or indirectly, 51% in the aggregate of the ordinary voting power for the election of the directors of the Licensee, as a result of a merger or consolidation, a transfer of any capital stock or Holding of the Licensee, or otherwise or (b) the Licensee sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of its property or assets used in connection with the manufacturing of Products to any other person or entity. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

9.8 Limited Warranty; and Disclaimers. Licensor provides only the warranty set forth in the limited warranty included with the Products, as modified by this
Section 9.8. Licensee will handle and be responsible for all warranty returns from its direct and indirect customers. Products obtained from Licensor which do not comply with the warranty and are returned (by Licensee only) to Licensor during the warranty period (as shown by appropriate documentation) will be repaired or replaced.

NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, LICENSEE'S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE FOREGOING WARRANTY OR FOR PRODUCT DEFECTS SHALL BE ITS RIGHT TO REPAIR OR REPLACEMENT OF PRODUCTS AS PROVIDED HEREIN OR IN THE EVENT THAT LICENSOR FAILS TO PROVIDE REPAIR OR REPLACEMENT PRODUCTS IN ACCORDANCE WITH THE TERMS HEREOF, A REFUND OF THE PURCHASE PRICE FOR THE PRODUCTS SO AFFECTED, AS PROVIDED HEREIN. LICENSOR MAKES NO OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS AND DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Licensor's limited warranty does not extend to any Product that is modified or altered other than by or in a manner specified by Licensor, is operated in a manner other than that specified by Licensor, or is treated with abuse, negligence or other improper treatment (including, without limitation, use outside the recommended environment).

9.9 Limitations on Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES. IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY AMOUNTS IN EXCESS OF THE AGGREGATE AMOUNTS PAID TO LICENSOR HEREUNDER DURING THE TWENTY FOUR (24) MONTH PERIOD PRIOR TO THE DATE ANY CAUSE OF ACTION WITH RESPECT THERETO FIRST ACCRUED.

9.10 Applicable Law. This agreement, and any and all claims and disputes arising out of or relating to this agreement, will be construed in accordance with, and governed by, the laws of the State of California as applied to contracts that are executed and performed entirely in California.

9.11 Arbitration. Any controversy or claim arising from or relating to this agreement, or its making, performance, or interpretation, will first be referred to a non-binding arbitration in San Diego, California under the commercial arbitration rules of the American Arbitration Association then existing, with the exception as to discovery, under which the Laws of the State of California shall apply. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Arbitrators will be persons experienced in negotiating, making, and consummating acquisition agreements. 9.12 Severability. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Moreover, if any one or more provisions contained in this Agreement shall for any reason be held by any court of competent jurisdiction to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.13 Recovery of Litigation Costs. If any legal action, arbitration, or other proceeding is brought for the enforcement of this agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which they may be entitled.

9.14 Headings. The article, section and other headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions of this Agreement.

9.15 Entire Agreement. This document constitutes the entire and sole agreement and understanding between the parties hereto with respect to this subject matter and supersedes any prior or contemporaneous understanding, agreements, representations or warranties, whether oral or written, with respect to such subject matter.

9.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. The parties hereto have executed this Exclusive License Agreement as of the day and year first above written.

So Agreed:


Traptec Corporation (Licensor)

By: /s/George H. Lerg
----------------------------------------------
George H. Lerg: President & CEO



Proxity/On Alert Systems, Inc. (Licensee)

By: /s/ William Robinson
----------------------------------------------
William "Billy" Robinson, CEO

                                   Exhibit "A"


Patents



The patents covered hereunder and their use shall apply exclusively to only those products funded under the condition of paragraph 1.1 above. Patent No.: US 6,281,792 B1



Dated of Patent: Aug. 28, 2001 Trademarks SHOTSFIRED

SHOTSFIRED INSIDE (Pending)


                                   Exhibit "B"



Field of Use



The Products (and use of the Patents) shall be limited to the following "Field of Use": Products as specifically funded under 1.1 above and sold by Licensee, solely to be utilized for purposes relating to the detection of the discharge of firearms, using the Advanced Helmet Design (AHD).

The "Field of Use" shall not include any other applications.